Exhibit (a)(2)

Blockbuster Global Exchange of Stock Options Personalized Statement

Name:	Joe Q. Sample

Address:	123 Anytown Street

Anytown, TX 75201

This statement shows the number of outstanding Blockbuster Inc. stock options you are eligible to exchange in return for restricted shares. You should also review the booklet contained on the CD in this package as well as the Offer to Exchange for detailed information about this exchange offer.

Please review this statement carefully. If you believe any of the information is incorrect or if you have questions, please contact EquiServe at 1-800-726-7438 or email to seso@equiserve.com. You may also find information on the EquiServe exchange web site at http://www.eproxyvote.com/bbi-stock.

Your Stock Option Account Information

Grant Date	Exercise Price	Number of Outstanding Stock Options Eligible for Exchange	Exchange Ratio	Number of Restricted Shares You Will Receive if You Choose to Exchange
DATE	US$XX.XX	XXXXX	X.XX	XXXXX
DATE	US$XX.XX	XXXXX	X.XX	XXXXX
DATE	US$XX.XX	XXXXX	X.XX	XXXXX
DATE	US$XX.XX	XXXXX	X.XX	XXXXX

If you choose to exchange your options for restricted shares, you must exchange all of your eligible options subject to the terms and conditions set forth in the Offer to Exchange. You cannot exchange only a portion. To make your election, please refer to the Election Form included with this package. You have three ways to record your election, so review this information carefully before proceeding.

The benefits shown in this statement are provided to help you make your decision whether to exchange outstanding stock options granted under the Blockbuster Inc. 1999 Long-Term Management Incentive Plan for restricted shares. This is a one-time offer. If you accept this exchange offer, you will not be able to revoke it after the exchange period expires.

By necessity, the benefits shown in this statement are prepared from Blockbuster Inc. records based on information in our files and are subject to corrections. It does not reflect any change in the condition of your employment after this statement was prepared.

Efforts have been made to ensure the accuracy of the information contained in this statement. However, if there is a conflict or a difference between what is shown here regarding Your Stock Option Account Information and the information contained in your option agreement(s), the information contained in your option agreement(s) (as adjusted to reflect the recent payment by Blockbuster Inc. of the special dividend) will govern.